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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                      PUGET SOUND ALTERNATIVE
                                           INVESTMENT SERIES TRUST

Address of Principal Business Office
(No. & Street, City, State, Zip Code):     One Yesler Building, Suite 200
                                           Seattle, Washington 98104

Telephone Number (including area code):    (206) 405-4100

Name and address of agent for service of process:

                                           Margaret M. Towle
                                           Chief Executive Officer
                                           Puget Sound Asset Management Co., LLC
                                           One Yesler Building, Suite 200
                                           Seattle, Washington 98104

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                          Yes  [X]             No  [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Seattle and the State of Washington, on the 16th day of April, 1998.

                                              PUGET SOUND ALTERNATIVE INVESTMENT
                                              SERIES TRUST


                                              By:/s/ Margaret M. Towle
                                                 -------------------------------
                                                 Margaret M. Towle
                                                 President
ATTEST:


/s/ Gregory C. Davis
-----------------------------
Gregory C. Davis
Attorney